Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of the following reports:

(1)	Report dated September 27, 2011 related to the consolidated financial statements of ACL I Corporation, and
(2)	Report dated March 31, 2011 related to the consolidated financial statements and schedule of Commercial Barge Line Company for 2010;

in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of ACL I Corporation for the registration of 10.625%/11.375% Senior PIK Toggle Notes due 2016.

/s/ Ernst & Young LLP

Louisville, Kentucky

December 21, 2011